EXHIBIT 10.1

INTERVOICE, INC.
FISCAL YEAR 2005 SECOND HALF INCENTIVE PLAN
PLAN SUMMARY

     Purpose. The Compensation Committee of the Board of Directors (the “Committee”) of Intervoice, Inc. (the “Company”) has adopted the Fiscal Year 2005 Second Half Incentive Plan (the “Plan”), to be effective for fiscal year 2005, which Plan replaces in its entirety the Fiscal Year 2005 Transition Year Incentive Plan. The purpose of the Plan is to advance the interests of the Company and its shareholders by (a) providing certain key officers and non-sales employees with annual incentive compensation which is tied to the achievement of objective company-wide performance goals, (b) identifying and rewarding superior performance and providing competitive compensation to attract, motivate, and maintain key employees who have outstanding skills and abilities and who achieve superior performance and (c) fostering accountability and teamwork throughout the Company.

     Administrative. The Plan shall be administered by the Committee. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan. The Plan is not governed by a formal written plan document.

     Plan Participants. The Committee shall have full authority to select each officer and non-sales employee of the Company who will participate in the Plan (each, a “Participant”). The Committee may designate an officer or non-sales employee as a Participant if the officer or employee holds a position of responsibility and has the opportunity to make a significant contribution to the management, growth and profitability of the business of the Company.

     Payment of Awards. Incentive compensation payments under the Plan (“Incentive Awards”), to the extent earned, are payable at one time in cash as soon as practicable following the Company’s issuance of a definitive earnings release with respect to fiscal year 2005.

     Certain Financial Conditions for Payment of Incentive Awards. The Committee has established thresholds with respect to fiscal year 2005 based upon (a) the Company’s earnings per share (the “EPS Trigger Amount”) and (b) the Company’s revenues (the “Revenue Trigger Amount”). The Company shall not be obligated to pay any Incentive Award under the Plan unless each of the Company’s earnings per share and revenues for fiscal year 2005 meets or exceeds the EPS Trigger Amount and Revenue Trigger Amount, respectively. The Committee, in its discretion, may exclude certain expenses the Committee determines are unusual or non-recurring from the calculation of the EPS Trigger Amount.

     Calculation of Bonus Pool. Upon achievement of revenues for fiscal year 2005 equal to the Revenue Trigger Amount, the aggregate amount of all Incentive Awards (the “Bonus Pool”) shall be equal to $625,000, which Bonus Pool may be increased in accordance with a sliding scale based upon the amount, if any, by which the Company’s revenues for fiscal year 2005 exceed the Revenue Trigger Amount, provided, however that the Bonus Pool shall not exceed $1,000,000.

     Calculation of Participant Incentive Awards. Either the Committee or the Company’s management has established an “Incentive Target” for each Participant, which Incentive Target represents a certain portion of each Participant’s base salary. An “Incentive Factor” is calculated for each Participant by dividing the Incentive Target for such Participant by the aggregate

Incentive Target for all Participants. The amount of each Participant’s Incentive Award with respect to fiscal year 2005, if any, shall be equal to the Bonus Pool multiplied by such Participant’s Incentive Factor.

     Maximum Amount Per Participant. The maximum amount of total Incentive Awards that may be paid to any one Participant is equal to 20 to 30 percent of any such Participant’s base salary with respect to the second half of fiscal year 2005 in the case of non-executive officers and other lower-level Participants and, in the case of executive officers, ranges from 40 percent to 75 percent of any such Participant’s base salary for the second half of fiscal year 2005.

     Eligibility for Payment. As a condition to eligibility for payment of an Incentive Award, a Participant shall be required to be in the employ of the Company or an affiliate through the date on which such Incentive Award is earned.

     Amendment or Discontinuance. The Committee may at any time suspend, terminate, amend or modify the Plan, in whole or in part.

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